Exhibit 99.1

NANOVIBRONIX SETS DATE FOR ANNUAL SHAREHOLDER MEETING

ELMSFORD, N.Y., September 14, 2022 — NanoVibronix, Inc., (NASDAQ: NAOV) (the “Company”), announced today that its annual meeting of shareholders (the “Annual Meeting”) will take place at 10 a.m. Eastern time on December 15, 2022. The Company will hold the Annual Meeting virtually via the internet.

The record date for determination of shareholders entitled to vote at the Annual Meeting is October 17, 2022.

The Company anticipates sending proxy materials for the Annual Meeting to stockholders in November 2022.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.